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                                                                   EXHIBIT 10.88


                              EMPLOYMENT AGREEMENT


                  THIS EMPLOYMENT AGREEMENT, entered into on the 20th day of August, 1999, effective as of the 1st day of June, 1999, is by and between Insight Laser Centers, Inc., a New York corporation having an office at 1500 Hempstead Turnpike, East Meadow, New York 11554 (the "Company"), and Kim Greenberg, an individual residing at 58 Starling Court, Roslyn, New York (the "Employee").

                              W I T N E S S E T H:


                  WHEREAS, the Company desires to obtain the services of the Employee, on its own behalf and on behalf of all existing and future affiliated entities (as said term "affiliate" is defined in Regulation 12(b) under the Securities Exchange Act of 1934, as amended) specifically excepting, however, Sterling Vision, Inc., and the Employee desires to be employed by the Company upon the terms and conditions hereinafter set forth.

                  NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein, and for the other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Employee hereby agree as follows:

1.       Term of Employment.

                  The Company hereby employs the Employee to render services to the Company in the position and with the duties and responsibilities described in Section 3 hereof commencing as of June 1, 1999 (the "Effective Date") and continuing thereafter for a period of five (5) years, unless earlier terminated in accordance with the provisions of Section 5 hereof. For purposes of this Agreement, the "Term of Employment" shall be the five (5) year period commencing on the Effective Date, subject to earlier termination pursuant to
Section 5 hereof.

2.       Voting by Board of Directors.

         It is expressly understood and agreed that in the event any action and/or decision, required and/or permitted to be taken and/or made (or not taken and/or made) by the Company under this Agreement (i.e. in connection with the Employee's employment by the Company) requires the prior approval of the Company's Board of Directors (the "Board") such approval shall require the vote of a majority of the members of such Board (at a meeting at which a quorum is present or, if telephonic, participates) without the


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Employee voting thereon.

3.       Position, Duties, Responsibilities.

         (a) Position. The Employee hereby accepts such employment and agrees to serve as the Executive Vice President of the Company and the Administrator of the Company's laser surgery center located at 725 Fifth Avenue, New York, New York (or any other laser surgery center from time to time operated by the Company and located in New York City; hereinafter referred to as the "Center"), as well as in such additional, executive officer position(s) as the Board may, from time to time, reasonably designate. The Employee shall devote her best efforts and her full business time and attention to the performance of the services customarily incidental to such offices. The Company, through its Board, shall retain control over the means and methods by which the Employee shall perform the above services and of the place(s) (within New York City) at which such services are to be rendered. With respect to the foregoing, it is expressly understood and agreed that the Employee shall not be required to relocate her personal residence to outside of Nassau County, New York.

         (b) Other Activities. Except upon the prior written consent of the Board, the Employee, during the Term of Employment, will not: (i) accept any other employment; (ii) serve on the board of directors of any other corporation and/or on the board of managers of any other limited liability company (except that she may serve, in any capacity, with any civic, educational or charitable organization or governmental entity or trade association); or (iii) except as otherwise expressly permitted by the terms hereof, engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place her in a competing position to that of, the Company, it being understood that the Employee may own up to five (5%) percent of the equity interests in any publically traded company.

4.       Salary; Benefits; Expenses.

         (a) Salary. In consideration of the services to be rendered hereunder, the Employee, during the initial twenty-four (24) months of the Term of Employment, shall be paid a salary computed at the rate of One Hundred Thousand ($100,000) Dollars per annum, which amount shall increase by the sum of Ten Thousand ($10,000.00) Dollars per annum commencing July 1, 2001, in each case payable in equal, semi-monthly installments.

         (b) Benefits and Other Arrangements. In addition to the compensation set forth in Subsection 4(a) hereof: (i) the Company shall, within ten (10) days after the expiration of each month during the Term of Employment, reimburse the Employee the sum of $500 per month in reimbursement of her cellular telephone bills and


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costs in commuting from her home to the Center; and (ii) the Employee shall be entitled to participate in any plan, arrangement or policy of the Company providing for medical benefits and/or sick leave on substantially the same terms as are generally then made available to other employees of the Company.

         (c) Additional Compensation. (i) In addition to the salary set forth in Subsection 4(a) hereof, the Company, during the Term of Employment, shall pay to the Employee, within two (2) weeks after the expiration of each month, an amount equal to the product obtained by multiplying the sum of $25.00 by the number of laser surgery procedures, in excess of seventy(70) per month, actually performed, at the Center, on the Summit Technology excimer laser installed therein (specifically excluding, however, those procedures for which no payment is received by the Company).

         (ii) In addition to the salary set forth in Subsection 4(a) hereof and the additional compensation set forth in Subsection 4(c)(i) hereof, the Employee, during the Term of Employment, shall be permitted to collect, from each doctor performing laser surgery procedures at the Center, a fee for her special assistance in aiding said doctor(s) with his/her marketing of said procedures; provided, however, that: (i) in no event shall the Employee utilize the services of any other employee (of the Company) in connection therewith;
(ii) in no event shall such additional fee reduce the amounts otherwise generally charged to the doctors performing a similar number of procedures, per month, at the Center; (iii) in no event shall the Employee solicit or demand such fee as a condition to such doctor performing laser surgery at the Center; and (iv) the Employee, within ten (10) days after the expiration of each quarterly period during the Term of Employment, shall deliver to the Company's Chief Financial Officer a certificate setting forth, with respect to each such fee received by the Employee during the prior quarterly period, the name of the doctor, the number of procedures performed during the month in question (at the Center) by said doctor, the fee charged by the Company, per procedure, to said doctor, and the fee paid to the Employee by such doctor.

         (iii) In addition to the salary set forth in Subsection 4(a) hereof and the additional compensation set forth in Subsections 4(c)(i) and (ii) hereof, the Employee, during the Term of Employment, shall be paid a training fee in an amount equal to $200 per physician trained, with the Employee's assistance, at the Center, provided the Company is paid, by each such physician, the sum of $850 for such training.

         (d) Vacation. The Employee shall be entitled to a three (3) week, paid vacation during each year of the Term of Employment, such vacation to be subject to the Company's general policies, as the same may be amended from time to time; provided, however, that if the Employee, due to her work load, is restricted from taking said vacation (or any portion thereof) during any year of the Term of Employment, said unused vacation days shall carry over to the



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ensuing year.

         (e) Expenses: The Employee shall be entitled to reimbursement for all ordinary and necessary business expenses incurred in the performance of her duties hereunder, in each case subject to the Company's receipt of adequate substantiation and/or documentation thereof.

         (f) Annual Convention: The Employee and her spouse and five (5) children shall be permitted, at the expense of the Company, to attend all annual conventions conducted by the Company's principal shareholder, Sterling Vision, Inc. ("SVI"), in each case on the same terms and conditions as those generally afforded the executive officers of SVI (other than its President and Chairman), it being understood that the Company, at its option, shall have the right to pay to the Employee, in lieu of her bringing her children to any such convention, the estimated costs and expenses, to the Company, in having such children attend the same.

         (g) Employee Stock Options. Simultaneously upon the execution hereof, SVI, as a shareholder of the Company, shall grant to the Employee options to purchase an aggregate of Seventy Thousand (70,000) shares of the Company's Common Stock, which options shall be deemed to have vested immediately and shall have a term of ten (10) years, fifty (50%) percent of which shall provide for an exercise price of $3.75 per share, and the balance of which shall provide for an exercise price equal to $5.00 per share.

         5.       Termination.

         (a) The employment of the Employee hereunder may be terminated by the Company on not less than thirty (30) days' prior written notice to the Employee in the event that the Employee is determined to be permanently disabled. As used in this Section, the Employee shall be deemed to be "permanently disabled" if the Employee has been substantially unable to discharge her duties and obligations hereunder, by reason of illness, accident or disability, for a period of one hundred twenty (120) or more consecutive days. In the event the employment of the Employee is terminated because of a permanent disability, the Employee shall receive (net of all benefits available to the Employee under any Company provided policy of disability insurance available to her) compensation until the earlier of the date which is three (3) months after the date on which the Employee first became disabled and the date on which the Term of Employment shall expire pursuant to Section 1 hereof, payable at the rate and on the terms provided hereby as if she had not been terminated.

         (b) The employment of the Employee hereunder may be terminated by the Company for cause, at any time during the Term of Employment, upon written notice from the Company documenting that, in the opinion of the Board, the Employee shall have: (i) wilfully refused or failed, after twenty (20) days' prior written notice to



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her that such refusal or failure would constitute a default hereunder, to perform her duties hereunder, other than any such failure resulting from the Employee's incapacity due to illness or injury; (ii) been guilty of a material or willful breach of any of the material terms or provisions of this Agreement or any other material legal obligation to the Company; (iii) demonstrated gross negligence or willful misconduct, in any material respect, in the execution of her assigned duties; or (iv) been convicted of a felony or other serious crime; provided, however, that in the event the Employee shall dispute the basis (bases) upon which such decision was made by the Board, the Employee shall have the right, within such twenty (20) day period, to call a special meeting of the Board at which the Employee will be permitted to dispute such action taken by the Board; and, in the event the Board, at such special meeting, shall confirm the action previously taken by it, the Employee shall have an additional period of ten (10) days (from and after the date of said special meeting, if any), within which to cure the default(s) which were the basis (bases) of such Board action.

         (c) The employment of the Employee hereunder shall automatically be deemed terminated on the date of the Employee's death.

         (d) If the Employee's employment is terminated pursuant to Subsections 5(b) or (c) above, the Employee shall be entitled to, and the Company's obligation shall be limited to, the payment of the compensation accrued under Subsections 4(a),(b), (c) and (d) hereof (together with all amounts then payable pursuant to Subsection 4(e) hereof) to the date of such termination or, in the case of a termination under Subsection 5(a) hereof, to the date specified therein.

         6. Confidentiality.

         (a) The Employee shall not, during the Term of Employment or at any time thereafter, use (other than in the performance of her duties to the Company) or disclose to any person, firm or corporation (except as may be required by law or with the prior written approval of the Board) any information concerning the business, inventions, discoveries, clients, affairs or other trade secrets of the Company that she may have acquired in the course of, or as an incident to, her employment by the Company (including her employment, by the Company and/or any of its affiliates, prior to the date hereof).

         (b) The obligations of confidentiality and non-use set forth in Subsection (a) above shall not apply to information: (i) which is or becomes published in any written document or otherwise is or becomes a part of the public domain without breach of the aforementioned obligations by the Employee;
(ii) which the Employee can establish was already in her possession and not subject to a secrecy obligation at the time she encountered such information in the course of, or as an incident to, her employment by the Company and/or any of its affiliates; or (iii) which is required to be


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disclosed by the Employee pursuant to an order of a court of competent jurisdiction.

         (c) As a material inducement for the Company to enter into this Agreement, and expressly in partial exchange for the performance of the Company's obligations under this Agreement, the Employee hereby covenants and agrees that during the Term of Employment and for a period of one (1) year thereafter, she will not, either on her own account, or directly or indirectly in conjunction with or on behalf of any person, firm or company:

         (i) Solicit or employ, or attempt to solicit or employ, any person who is then or has, within the six (6) month period prior thereto, been an officer, director or employee of the Company or any of its affiliates, whether or not such a person would commit a breach of his or her contract of employment, if any, by reason of leaving the service of the Company or any of its affiliates; or

         (ii) Solicit the business of any person, firm or company which is then, or has been, at any time during the preceding six (6) month period prior to such solicitation, a customer, client, contractor, supplier or agent of the Company or of any of its affiliates.

         (d) As a further material inducement for the Company to enter into this Agreement, and expressly in partial exchange therefor, the Employee hereby covenants and agrees that in the event the employment of the Employee hereunder is terminated "for cause", or in the event the Employee leaves the employ of the Company in breach of her obligations hereunder, the Employee, for a period of one (1) year thereafter, shall not carry on or be engaged, concerned or interested in, or devote any material time to the affairs of, any trade or business competing with the then trade or business of the Company and which is then located within the City of New York, Nassau County or Westchester County and/or within a twenty-five (25) mile radius of any laser surgery center then owned and/or being operated by the Company.

         (e) It is expressly understood and agree that nothing herein contained shall bar the Company's right to obtain preliminary injunctive relief against any threatened conduct that is and/or would likely to be, in violation of the Employee's obligations hereunder, under customary equity rules, including applicable rules for obtaining restraining orders and preliminary injunctions. The Employee agrees that the Company may have such injunctive relief, without bond, but upon due notice, in addition to such further and other relief as may be available, at equity or law.

         7. Notices.

         Any notice, request, claim, demand or other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, return


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receipt requested, postage prepaid, as follows:

         (i) If to the Company, addressed to its principal executive offices to the attention of its General Counsel, with a copy to be simultaneously delivered to the Chairman of the Board;

         (ii) If to the Employee, to her at the address set forth above, with a copy to be simultaneously delivered c/o Insight Laser Centers, 725 Fifth Avenue, New York, New York 10022; or

         (iii) at any such other address as either party shall have specified by written notice given to the other as herein provided.

         8. Entire Agreement.

         The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of the Employee by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence, whatsoever, may be introduced in any judicial, administrative or other legal proceeding involving this Agreement.

         9. Amendments; Waivers.

         Except as otherwise set forth herein, this Agreement may not be modified, amended or terminated except by an instrument, in writing, signed by the Employee and by the Chairman of the Company's Board. By an instrument in writing similarly executed, either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy or power provided for herein, or by law, or in equity.

         10. Severability; Enforcement.

         If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances, shall remain in full force and effect.

         11. Assignability.

         (a) In the event that the Company shall merge or consolidate with any other corporation, partnership or business


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entity, or all or substantially all the Company's business or assets shall be transferred, in any manner, to any other corporation, partnership or business entity, such successor shall thereupon succeed to, and be subject to, all rights, interests, duties and obligations of, and shall thereafter be deemed for all purposes hereof to be, the Company hereunder.

         (b) This Agreement is personal in nature, and none of the parties hereto shall, without the prior written consent of the other, assign or transfer this Agreement or any of its or her rights or obligations hereunder, except by operation or law or pursuant to the terms of this Section 11.

         (c) Nothing expressed or implied herein is intended or shall be construed to confer upon, or give to any person, other than the parties hereto, any right, remedy or claim under, or by reason of, this Agreement, or of any term, covenant or condition hereof.

         12. Restrictive Covenants:

         To the extent that a restrictive covenant contained herein may, at any time, be more restrictive than permitted under the laws of any jurisdiction where this Agreement may be subject to review and interpretation, the terms of such restrictive covenant shall be those allowed by law and the covenant shall be deemed to have been revised accordingly.

         13. Governing Law.

         The validity, interpretation, enforceability and performance of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

         14. Employee's Representation and Acknowledgment.

         The Employee hereby represents that she is free to enter into this Agreement and is not under any contractual restraint which could prohibit her from satisfactorily performing her duties to the Company hereunder. The Employee also acknowledges: (i) that she has consulted with or has had the opportunity to consult with independent counsel of her own choice concerning this Agreement and has been advised to do so by the Company; and (ii) that she has read and understands this Agreement, is fully aware of its legal effects and has entered into it freely, based upon her own judgment.

         15. Arbitration.

         Any claim, controversy or dispute between the Employee and the Company, or any employee, director or member of the Company, involving, related to and/or arising from the construction or application of any of the terms, provisions or conditions of this Agreement or otherwise arising out of, or related to, this Agreement, shall be determined by arbitration in accordance with


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the then current commercial arbitration rules of the American Arbitration
Association, and judgment on the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The location of the arbitration shall be Nassau County, New York.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

                                INSIGHT LASER CENTERS, INC.

                                By:      /s/ Robert Cohen
                                        ---------------------------
                                Title:  Robert Cohen
                                        Chairman of the Board


                                EMPLOYEE

                                /s/ Kim Greenberg
                                --------------------------------
                                Kim Greenberg
                                58 Starling Court
                                Roslyn, New York 11576



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